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                                                                   EXHIBIT 10(q)

                                                    March 22, 2001

Richard J. Bressler
c/o Viacom Inc.
1515 Broadway
New York, New York 10036

Dear Mr. Bressler:

     Viacom Inc. ("Viacom"), 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

     1. TERM. The term of your employment under this Agreement shall commence on March 22, 2001 (the "Commencement Date") and, unless terminated by Viacom or you pursuant to paragraph 8(a), (b) or (c), shall continue through and until the day preceding the fifth anniversary of the Commencement Date (the "End Date"). The period from the Commencement Date through the End Date is referred to as the "Term" notwithstanding any earlier termination of your employment for any reason.

     2. DUTIES. You agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries during your employment with Viacom. On the Commencement Date, you will become Senior Executive Vice President of Viacom and, commencing on May 1, 200l, you shall become Senior Executive Vice President, Chief Financial Officer of Viacom, in both cases, reporting directly and solely to the position of the President and Chief Operating Officer of Viacom (the "COO") or, in the event that Mel Karmazin is not the COO, to the Chief Executive Officer (the "CEO") of Viacom, and you agree to perform all duties reasonable and consistent with your respective offices as the COO or the CEO (in the event that you are reporting to the CEO) may assign to you from time to time. You will have such authority as is necessary for the performance of your obligations hereunder. Your principal place of business shall be Viacom's headquarters in the New York City metropolitan area.

     3.    COMPENSATION.

           (a) SALARY. For all the services rendered by you in any capacity under this Agreement, Viacom agrees to pay you One Million Dollars ($1,000,000) a year in base salary ("Salary"), less applicable deductions and withholding taxes, in accordance with Viacom's payroll practices as they may exist from time to time.

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Richard J. Bressler
March 22, 2001
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           (b)   BONUS COMPENSATION. You also shall be entitled to receive
annual bonus compensation ("Bonus") during your employment with Viacom under this Agreement, determined and payable as follows:

           (i) Your Bonus for each calendar year during your employment with Viacom under this Agreement will be determined in accordance with the Viacom Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (the "STIP").

           (ii) Your target bonus ("Target Bonus") for each of those calendar years shall be Two Million Five Hundred Thousand Dollars ($2,500,000). Your Bonus for calendar year 2001 will not be prorated. Your Bonus may be prorated for the portion of the 2006 calendar year that you are employed under this Agreement.

           (iii) Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

           (c) DEFERRED COMPENSATION. In addition to your Salary and Bonus, you shall earn, in respect of calendar years 2002 through 2006, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 3(c)) shall be deferred until January of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation for calendar year 2002 shall be in an amount equal to no less than 7.5% of your Salary for 2001. The amount of Deferred Compensation for calendar years 2003 through 2006 shall be subject to annual increases each January 1st, commencing January 1, 2003, in an amount equal to no less than 7.5% of the sum of your Salary and Deferred Compensation for the preceding year. The amount of Deferred Compensation for calendar year 2006 shall be prorated for the period that you are employed under this Agreement. Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the excess 401(k) plan of Viacom (as such plan may be amended from time to time) is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your excess 401(k) account balance is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your excess 401(k) account was notionally invested immediately prior to its distribution). Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(c)), shall be an unfunded obligation to be satisfied from the general funds of Viacom.

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Richard J. Bressler
March 22, 2001
Page 3

           (d)   STOCK OPTIONS.

           (i) OPTION GRANT. You shall be awarded a grant under Viacom's 2000 Long-Term Management Incentive Plan (the "2000 LTMIP") of stock options to purchase One Million (1,000,000) shares of Viacom's Class B Common Stock, effective as of your Commencement Date, with an exercise price equal to the closing price of a share of the Class B Common Stock on the NYSE on your Commencement Date. This grant shall vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

           (ii) ADDITIONAL GRANTS. In addition, during your employment under this Agreement, you shall be eligible to receive additional grants of stock options in the discretion of the Viacom Board of Directors or a committee of the Board.

     4.    BENEFITS; BUSINESS EXPENSES.

           (a) BENEFITS. You shall participate in such medical, dental, long-term disability insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which Viacom senior executives are eligible to participate, subject to the eligibility provisions of such plans. This provision, however, shall not be construed to either require Viacom to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. You shall be entitled to four (4) weeks vacation per year to be taken in accordance with Viacom policy.

           (b) LIFE INSURANCE. You will be covered under Viacom's group term life policy in the amount of Five Million Dollars ($5,000,000). Viacom will maintain such policy in effect for the entire Term even if your employment is terminated pursuant to paragraph 8(b) or 8(c) of this Agreement or if you become disabled and receive benefits under Viacom's LTD policy (as defined in paragraph 7). If this Agreement is not extended or renewed at the end of the Term, you can convert such policy at your expense to an individual policy.

           (c) CAR ALLOWANCE AND INSURANCE. During your employment under this Agreement, you shall receive a car allowance in an amount equal to the amount provided to the other senior executives of Viacom who report to the COO and car insurance for one vehicle.

           (d) BUSINESS EXPENSES. During your employment under this Agreement, Viacom shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to Viacom executives at comparable levels.

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Richard J. Bressler
March 22, 2001
Page 4

     5. EXCISE TAXES. Notwithstanding anything herein to the contrary, if it is determined by Viacom, or by the Internal Revenue Service (the "IRS") pursuant to an IRS audit of your federal income tax return(s) (an "Audit"), that any payment or benefit provided to you under this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the "Excise Tax"), then Viacom shall pay (either directly to the IRS as tax withholdings or to you as a reimbursement of any amount of taxes, interest and penalties paid by you to the IRS) both the Excise Tax and an additional cash payment (a "Gross-Up Payment") in an amount that will place you in the same after-tax economic position that you would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by Viacom's regular independent auditors based on the amount of the Excise Tax paid by Viacom as determined by Viacom or the IRS. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by Viacom, Viacom's auditors shall recalculate the amount of the Gross-Up Payment. You shall promptly notify Viacom of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but you shall be under no obligation to defend against such claim by the IRS unless Viacom requests, in writing, that the you undertake the defense of such IRS claim on behalf of Viacom and at Viacom's sole expense. In such event, Viacom may elect to control the conduct to a final determination through counsel of it own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and you shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with Viacom in each phase of any contest.

     6.    NON-COMPETITION, CONFIDENTIAL INFORMATION, ETC.

           (a) NON-COMPETITION. You agree that your employment with Viacom is on an exclusive basis and that, while you are employed by Viacom, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of Viacom, without the written consent of Viacom; PROVIDED, HOWEVER, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term; PROVIDED, HOWEVER, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) one year after you terminate your employment for Good Reason or Viacom terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 6(j) (which relates to your ability to terminate your obligations under this paragraph 6(a) in exchange for waiving your right to certain compensation and benefits); or (ii) eighteen (18) months after Viacom terminates your employment for Cause or you resign without Good Reason. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 8(a) and (b).)

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Richard J. Bressler
March 22, 2001
Page 5

           (b) CONFIDENTIAL INFORMATION. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of Viacom, or disclose to any third party, any information relating to Viacom or any of its affiliated companies which is proprietary to Viacom or any of its affiliated companies ("Confidential Information"), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with Viacom's policies); and (ii) you will comply with any and all confidentiality obligations of Viacom to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

           (c) NO EMPLOYEE SOLICITATION. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ or solicit the employment or consulting services of any person who is then or has been within six (6) months prior to the time of such action, an employee of Viacom or any of its affiliated companies, or agree to do so.

           (d) VIACOM OWNERSHIP. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and Viacom shall have the right to use the work in perpetuity throughout the universe in any manner Viacom determines in its sole discretion without any further payment to you. You shall, as may be requested by Viacom from time to time, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the CEO or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of

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Richard J. Bressler
March 22, 2001
Page 6

your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by Viacom or any of its affiliated companies of any ownership rights to which Viacom or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.

           (e) LITIGATION. You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Viacom or any of Viacom's affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom's counsel; and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly notify Viacom's counsel before providing such information or documents.

           (f) NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. During the Term, except as authorized by Viacom, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Viacom or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

           (g) RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliated companies shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to Viacom or any of its affiliated companies at the time of or subsequent to the termination of your employment with Viacom; and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

           (h) NON-DISPARAGEMENT. You agree that, during the Term and for one year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of Viacom or any of its affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of Viacom or any of its affiliated companies or any

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Richard J. Bressler
March 22, 2001
Page 7

of their respective directors or senior officers, and Viacom agrees that its senior officers, including the Chairmen of its divisions, shall not, for the same period of time, criticize, ridicule or make any statements which disparage or are derogatory of you.

           (i) INJUNCTIVE RELIEF. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

           (j) SURVIVAL; MODIFICATION OF TERMS. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; PROVIDED, HOWEVER, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or Viacom terminates your employment without Cause and you notify Viacom in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 8(d)(i) through (vii), paragraph 8(d)(ix) and/or 8(e). You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.

     7. DISABILITY. In the event that you become "disabled" within the meaning of such term under Viacom's Short-Term Disability ("STD") program and its Long-Term Disability ("LTD") program during the Term (such condition is referred to as a "Disability"), you will receive compensation under the STD program in accordance with its terms. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

           (i) for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon Viacom's achievement of its goals and Viacom's good faith estimate of your achievement of your personal goals) and prorated for such period;

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Richard J. Bressler
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           (ii)  for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s); and

           (iii) prorated Deferred Compensation for the calendar year in which such benefits commence and Deferred Compensation attributable to prior calendar years, payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following the calendar year in which such benefits commence.

Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b). The stock options granted to you under the LTMIP (as defined in paragraph 8(d)(viii)) which are exercisable on or prior to the date on which benefits commence under the LTD program, together with all LTMIP stock options that would have vested and become exercisable on or before the last day of the Term (which options shall become immediately vested and exercisable), shall be exercisable until the third anniversary of the date on which such benefits commence or, if earlier, the expiration date of the stock options.

     8.    TERMINATION.

           (a) TERMINATION FOR CAUSE. Viacom may, at its option, terminate your employment under this Agreement forthwith for Cause and thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefit except as provided in the final sentence of this paragraph 8(a). Cause shall mean: (i) embezzlement, fraud or other conduct which would constitute a felony; (ii) conviction of a felony; (iii) willful unauthorized disclosure of Confidential Information;
(iv) your material breach of this Agreement; or (v) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement. Viacom will give you written notice prior to terminating your employment pursuant to (iv) or (v) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iv) or (v) of this paragraph 8(a); PROVIDED, HOWEVER, that, if Viacom reasonably expects irreparable injury from a delay of ten (10) business days, Viacom may give you notice of such shorter period within which to cure as is reasonable under the circumstances. In the event that your employment is

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Richard J. Bressler
March 22, 2001
Page 9


terminated by Viacom for Cause pursuant to this paragraph 8(a) or you resign without Good Reason, you shall be entitled to receive (i) any unpaid Salary through your termination or resignation date, and (ii) prorated Deferred Compensation for the calendar year in which the termination or resignation occurs, and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year.

           (b) GOOD REASON TERMINATION. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to Viacom no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. Viacom shall have ten
(10) business days from the giving of such notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Disability):

           (i) the assignment to you by Viacom of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices, the withdrawal of a material part of your responsibilities or a change in your reporting relationship, as set forth in paragraph 2;

           (ii) a reduction by Viacom in your Salary, Target Bonus or Deferred Compensation as in effect at the date hereof or as the same may be increased from time to time during the Term;

           (iii) Viacom's requiring you to be based anywhere other than the New York City metropolitan area, except for required travel on Viacom's business to any extent substantially consistent with business travel obligations of other senior executives of Viacom; or

           (iv) the material breach by Viacom of its material obligations hereunder.

           (c) TERMINATION WITHOUT CAUSE. Viacom may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.

           (d) TERMINATION PAYMENTS/BENEFITS. In the event that your employment terminates under paragraph 8(b) or (c), you shall thereafter receive, less applicable withholding taxes:

           (i) your Salary, as in effect on the date on which your employment terminates, until the end of the Term, paid in accordance with Viacom's then effective payroll practices;

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Richard J. Bressler
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           (ii)  bonus compensation for the calendar year in which such termination occurs, payable by February 28th of the following year, determined as follows:

                 (x) for the portion of the calendar year from January 1st until the date of the termination, bonus compensation shall be determined in accordance with the STIP (i.e., based on Viacom's achievement of its goals and Viacom's good faith estimate of your achievement of your personal goals) and prorated for such period; and

                 (y) for the remaining portion of such calendar year during the Term, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period;

           (iii) bonus compensation for each subsequent calendar year or portion thereof during the Term, in an amount equal to your Target Bonus, prorated for any partial calendar year and payable by February 28th of the following year;

           (iv) Deferred Compensation for the 2002 through 2006 calendar years as set forth in paragraph 3(c); Deferred Compensation attributable to the calendar year in which the termination occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following such termination; and Deferred Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31, of each such following year;

           (v) your car allowance and insurance until the end of the Term, paid in accordance with Viacom's then effective payroll practices;

           (vi) medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to Viacom's then-current benefit plans until the end of the Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party; PROVIDED, that, during the period that Viacom provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Viacom may withhold taxes from your compensation for this purpose; and PROVIDED, FURTHER, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

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Richard J. Bressler
March 22, 2001
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           (vii) life insurance coverage until the end of the Term as set forth in paragraph 4(b);

           (viii) the following with respect to any stock options granted to you under the 2000 LTMIP and any predecessor or successor plans ("LTMIP"):

                 (x) all LTMIP stock options that have not vested and become exercisable on the date of such termination but that would have vested on or before the end of the Term shall vest on the date of termination; such LTMIP stock options shall remain exercisable for one (1) year after such date or, if earlier, until their expiration date; and

                 (y) all outstanding LTMIP stock options that have previously vested and become exercisable by the date of such termination shall remain exercisable for one (1) year after such date or, if earlier, until their expiration date; and

           (ix) the provision of an appropriate office and secretarial assistance for one (1) year after the termination of your employment.

You shall be required to mitigate the amount of any payment provided for in (i) through (v) of this paragraph 8(d) by seeking other employment, and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, car allowance and, in the event you receive long-term compensation with a present value, as reasonably determined by Viacom, greater than you would likely have received from Viacom during a comparable period (based on historical grants of long-term compensation during your service with Viacom and Viacom's practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Viacom, the amount of such excess; PROVIDED, that mitigation shall not be required, and no reduction for other compensation shall be made, for eighteen
(18) months after the termination of your employment or, if less, the balance of the Term.

           (e) NON-RENEWAL NOTICE/PAYMENTS. If Viacom elects not to extend or renew this Agreement at the end of the Term, you shall receive the following:

           (i) If (x) Viacom notifies you less than eighteen (18) months before the end of the Term that it has elected not to extend or renew this Agreement (such notice is referred to as a "Non-Renewal Notice"), or (y) your employment terminates under paragraph 8(b) or (c) during the final eighteen (18) months of the Term, you shall continue to receive, after your employment terminates, your then-current Salary for the balance of the eighteen (18) months from the date on which the Non-Renewal Notice is given or your employment terminates, whichever is earlier.

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Richard J. Bressler
March 22, 2001
Page 12


           (ii) If Viacom does not give you a Non-Renewal Notice by the end of the Term and you remain employed through that date but have not entered into a new contractual relationship with Viacom or any of its affiliated companies, and Viacom thereafter terminates your employment without Cause, you shall continue to receive your then-current Salary for the balance, if any, of the eighteen (18) months after the expiration of the Term.

Notwithstanding the foregoing, you shall not receive Salary under this paragraph 8(e) with respect to any period for which you receive Salary under paragraph 8(d)(i). Payments under this paragraph 8(e) shall be made, less applicable withholding taxes, in accordance with Viacom's then effective payroll practices. You shall be required to mitigate the amount of any payment under this paragraph 8(e) by seeking other employment, and the amount of any such payment shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, car allowance and, in the event you receive long-term compensation with a present value, as reasonably determined by Viacom, greater than you would likely have received from Viacom during a comparable period (based on historical grants of long-term compensation during your service with Viacom and Viacom's practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Viacom, the amount of such excess; PROVIDED, that mitigation shall not be required for twelve (12) months after the termination of your employment (although deduction will be made for all compensation earned during this period and any subsequent period during which payments are made pursuant to this paragraph 8(e)).

           (f) TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical and dental benefits and life insurance), participation in all Viacom benefit plans and programs (including, without limitation, vacation accrual, the Viacom Investment Plan, the Viacom Pension Plan and the related excess plans, LTD, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTMIP and, after the termination of your employment, your rights under the LTMIP shall be governed by the terms of the LTMIP option agreements and the applicable LTMIP plans together with paragraph 8(d)(viii).

           (g) RESIGNATION FROM OFFICIAL POSITIONS. If your employment with Viacom terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with Viacom or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of Viacom. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of Viacom, any documents or instruments which Viacom may deem necessary or desirable to effectuate such resignation or resignations, and you hereby

Richard J. Bressler
March 22, 2001
Page 13


authorize the Secretary and any Assistant Secretary of Viacom to execute any such documents or instruments as your attorney-in-fact.

     9. DEATH. In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with the STIP (i.e., based upon Viacom's achievement of its goals and Viacom's good faith estimate of your achievement of your personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 8(d) or (e), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i) or 8(e) up to the date on which the death occurs; (y) any bonus compensation earned under paragraph 8(d)(ii) or (iii) with respect to the prior year but not yet paid; and
(Z) any bonus compensation for the calendar year in which the death occurs, determined in accordance with paragraph 8(d)(ii) or (iii) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In addition, your beneficiary or estate shall receive prorated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year. Your beneficiary or estate or permitted transferee shall also be entitled to exercise LTMIP stock options which are exercisable on or prior to your death, together with all LTMIP stock options that would have vested and become exercisable on or prior to the last day of the Term but for your death (which options shall immediately become vested and exercisable), until the second anniversary of the date of death or, if earlier, the expiration date of the stock options.

     10. NO ACCEPTANCE OF PAYMENTS. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliated companies.

     11. EQUAL OPPORTUNITY EMPLOYER; EMPLOYEE STATEMENT OF BUSINESS CONDUCT. You recognize that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Viacom Employee Statement of Business Conduct.

     12. INDEMNIFICATION. Viacom hereby agrees that it shall indemnify and hold you harmless to the maximum extent permitted by law. Neither the determination of Viacom, its Board of Directors, independent legal counsel or stockholders that you are not entitled to indemnification or the failure of any or all of them to make any determination regarding such entitlement shall create any presumption or inference that you have not met the applicable

Richard J. Bressler
March 22, 2001
Page 14

standard of conduct. If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision (a "Proceeding"), you will give Viacom prompt written notice thereof; PROVIDED, that the failure to give such notice shall not affect your right to indemnification. Viacom shall be entitled to assume the defense of any Proceeding and you will use reasonable efforts to cooperate with such defense. To the extent that you in good faith determine that there is an actual or potential conflict of interest between Viacom and you in connection with the defense of a Proceeding, you shall so notify Viacom and shall be entitled to separate representation by counsel selected by you (provided that Viacom may reasonably object to the selection of counsel within five (5) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with Viacom's counsel and minimize the expense of such separate representation to the extent consistent with your separate defense. Viacom shall not be liable for any settlement of any Proceeding effected without its prior written consent. You shall be entitled to advancement of expenses incurred by you in defending any Proceeding upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by Viacom. The provisions of this paragraph 12 shall remain available to you for conduct that occurred while you were employed by Viacom even if the Proceeding should commence after the termination of such employment.

     13. NOTICES. All notices under this Agreement must be given in writing, by personal delivery or by mail, at the parties' respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of Viacom, to the attention of the General Counsel of Viacom and with a copy, in your case, to Mark E. Brossman, Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. Any notice given by mail shall be deemed to have been given three (3) days following such mailing.

     14. ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliated company of or any successor in interest to Viacom.

     15. NEW YORK LAW, ETC. YOU ACKNOWLEDGE THAT THIS AGREEMENT HAS BEEN EXECUTED, IN WHOLE OR IN PART, IN NEW YORK, AND YOUR EMPLOYMENT DUTIES ARE PRIMARILY PERFORMED IN NEW YORK. ACCORDINGLY, YOU AGREE THAT THIS AGREEMENT AND ALL MATTERS OR ISSUES ARISING OUT OF OR RELATING TO YOUR VIACOM EMPLOYMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY THEREIN. ANY ACTION TO ENFORCE THIS AGREEMENT SHALL BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN.

     16. NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

Richard J. Bressler
March 22, 2001
Page 15

     17. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

     18. VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

     19. SUPERSEDES PRIOR AGREEMENTS. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of its affiliated companies.

     If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of Viacom; after this Agreement has been executed by Viacom and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

                                          Very truly yours,

                                          VIACOM INC.

                                          By:     /s/William A. Roskin
                                              ---------------------------------
                                              Name:  William A. Roskin
                                             Title:  Senior Vice President,
                                                     Human Resources and
                                                     Administration

ACCEPTED AND AGREED:

   /s/Richard J. Bressler
----------------------------
      Richard J. Bressler

Dated:    March 22, 2001
      ----------------------